Exhibit 99.1

Sonic Automotive, Inc. Operating Initiatives Continue Their Positive Impact on Results;

Earnings up 9.4%

CHARLOTTE, N.C. – October 30, 2007 – Sonic Automotive, Inc. (NYSE: SAH), a leader in automotive retailing, today announced that third quarter 2007 earnings from continuing operations were $31.8 million, or $0.70 per diluted share, compared to $29.0 million, or $0.66 per diluted share, in the prior year period.

“In a volatile new vehicle sales environment, we continue to demonstrate the validity and flexibility of our business model,” said President and Chief Strategic Officer, B. Scott Smith. “Our focus on the higher-margin areas of our business continues to drive both revenue and gross profit growth. Our same store used vehicle revenues were up over 11% compared to the third quarter of last year along with continued growth in our parts, service and F&I departments. These strategic operating initiatives, coupled with further reductions in our SG&A expenses as a percentage of gross profit, resulted in a very strong quarter for us. We expect the benefits of these strategies to continue and, as a result, we are reaffirming our full year 2007 earnings per share from continuing operations target of $2.50 to $2.60.”

Sonic’s Board of Directors has authorized an additional $40 million to be used in the Company’s ongoing share repurchase program. Scott Smith said, “We were able to take advantage of both the proceeds from the sale of our Cornerstone subsidiary and the relatively low stock price to significantly increase our share repurchase activity during the third quarter without materially impacting our overall leverage structure. We will continue to execute this program in conjunction with our stated objectives of profitable acquisition growth and managing the Company’s capital structure.”

Presentation materials for the Company’s earnings conference call at 11:00 A.M. (Eastern) on October 30, 2007 can be accessed on the Company’s website at www.sonicautomotive.com by clicking on the “For Investors” tab and choosing “Webcasts & Presentations” on the left side of the screen.

To access the live broadcast of the conference call over the Internet go to: www.sonicautomotive.com.

A live audio of the conference call will be accessible to the public by calling (877) 791-3416. International callers dial (706) 643-0958. Callers should dial in approximately 10 minutes before the call begins.

A conference call replay will be available one hour following the call for seven days and can be accessed by calling: (800) 642-1687 (domestic) or (706) 645-9291 (international), conference call ID # 20685101.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is one of the largest automotive retailers in the United States operating 174 franchises and 36 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to anticipated benefits of our operating strategy, anticipated earnings per share from continuing operations and potential future share repurchases. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2007. The Company does not undertake any obligation to update forward-looking information.

Sonic Automotive, Inc.

Results of Operations (Unaudited)

(in thousands, except per share, unit data and percentage amounts)

	Third Quarter Ended		Nine Months Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006
Revenues
New retail vehicles	$1,242,597	$1,190,843	$3,482,359	$3,396,784
Fleet vehicles	99,606	88,831	289,361	272,462
Used vehicles	376,373	325,182	1,073,000	980,882
Wholesale vehicles	108,787	127,324	331,400	391,204

Total vehicles	1,827,363	1,732,180	5,176,120	5,041,332
Parts, service and collision repair	303,313	283,969	889,669	838,156
Finance, insurance and other	55,199	51,681	157,880	142,331

Total revenues	2,185,875	2,067,830	6,223,669	6,021,819
Total gross profit	334,953	315,978	969,207	923,236
SG&A expenses	249,101	236,461	729,749	718,117
Depreciation	5,684	5,638	20,146	17,263

Operating income	80,168	73,879	219,312	187,856
Interest expense, floor plan	17,271	15,435	50,928	43,682
Interest expense, other	10,877	10,067	28,429	30,635
Other (expense) / income	(1)	20	94	(646)

Income from continuing operations before taxes	52,019	48,397	140,049	112,893
Income taxes	20,263	19,367	54,619	44,977

Income from continuing operations	31,756	29,030	85,430	67,916
Discontinued operations:
Loss from operations and the sale of discontinued franchises	(8,070)	(676)	(18,520)	(15,800)
Income tax benefit	2,421	254	5,556	5,762

Loss from discontinued operations	(5,649)	(422)	(12,964)	(10,038)

Net income	$26,107	$28,608	$72,466	$57,878

Diluted:
Weighted average common shares outstanding	46,978	45,682	47,631	46,051
Earnings per share from continuing operations	$0.70	$0.66	$1.86	$1.54
Loss per share from discontinued operations	($0.12)	($0.01)	($0.27)	($0.21)

Earnings per share	$0.58	$0.65	$1.59	$1.33

Gross Margin Data (Continuing Operations):
Retail new vehicles	7.4%	7.6%	7.4%	7.7%
Fleet vehicles	1.5%	2.4%	2.1%	2.7%
Total new vehicles	7.0%	7.3%	7.0%	7.3%
Used vehicles retail	8.8%	9.4%	9.3%	9.7%
Total vehicles retail	7.4%	7.7%	7.5%	7.8%
Wholesale vehicles	(1.0%)	(1.0%)	(0.3%)	(0.4%)
Parts, service and collision repair	50.7%	50.0%	50.6%	50.0%
Finance, insurance and other	100.0%	100.0%	100.0%	100.0%
Overall gross margin	15.3%	15.3%	15.6%	15.3%
SG&A Expenses (Continuing Operations):
Personnel	$138,823	$135,803	$414,032	$411,629
Advertising	17,757	16,760	49,925	47,576
Facility rent	25,967	24,898	77,839	74,454
Other	66,554	59,000	187,953	184,458

Total	$249,101	$236,461	$729,749	$718,117
SG&A Expenses as % of Gross Profit
Personnel	41.4%	43.0%	42.7%	44.6%
Advertising	5.3%	5.3%	5.2%	5.2%
Facility rent	7.8%	7.9%	8.0%	8.1%
Other	19.9%	18.6%	19.4%	19.9%

Total	74.4%	74.8%	75.3%	77.8%
Operating Margin %	3.7%	3.6%	3.5%	3.1%

	Third Quarter Ended		Nine Months Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006
Unit Data (Continuing Operations):
New retail units	37,156	37,653	104,317	106,270
Fleet units	4,312	3,974	12,724	12,388
Used units	18,778	17,334	54,040	51,281
Wholesale units	12,105	14,390	36,694	41,688
Average price per unit:
New retail vehicles	$33,443	$31,627	$33,382	$31,964
Fleet vehicles	23,100	22,353	22,741	21,994
Used vehicles	20,043	18,760	19,856	19,128
Wholesale vehicles	8,987	8,848	9,031	9,384
Other Data:
Same store revenue percentage changes:
New retail	(1.8%)		(0.5%)
Fleet	12.1%		5.2%
Total New Vehicles	(0.8%)		(0.1%)
Used	11.1%		6.8%
Parts, service and collision repair	2.3%		3.3%
Finance, insurance and other	3.4%		9.1%
Total	0.7%		0.8%

Balance Sheet Data:

	9/30/2007	12/31/2006
ASSETS
Current Assets:
Cash and cash equivalents	$15,687	$12,696
Receivables, net	326,444	385,849
Inventories	1,048,059	991,984
Assets held for sale	109,002	160,571
Construction in progress expected to be sold	5,673	26,198
Other current assets	31,780	35,834

Total current assets	1,536,645	1,613,132
Property and Equipment, Net	280,017	220,551
Goodwill, Net	1,274,443	1,155,428
Other Intangibles, Net	112,279	94,136
Other Assets	26,747	41,517

TOTAL ASSETS	$3,230,131	$3,124,764

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Floor plan notes payable	$1,059,133	$1,064,458
Other current liabilities	281,047	268,236
Liabilities associated with assets held for sale	64,116	96,292
Current maturities of long-term debt	3,169	2,707

Total current liabilities	1,407,465	1,431,693
LONG-TERM DEBT	687,493	598,627
OTHER LONG-TERM LIABILITIES	199,750	190,604
STOCKHOLDERS’ EQUITY	935,423	903,840

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,230,131	$3,124,764

Balance Sheet Ratios:
Current Ratio	1.09	1.13
Debt to Total Capital, Net of Cash	41.9%	39.4%